Exhibit 99.1

AITX Reports FY 2025 Revenues Were 275% of FY 2024 Revenues

Company Continues Multi-Year Exponential Growth

Detroit, Michigan, April 3, 2025 - Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD-I), today announced its unaudited financial results for the fiscal year ended February 28, 2025. The Company reported total annual revenue of $6,130,886, representing nearly 300 percent of the $2,227,559 reported for the prior fiscal year. The results highlight AITX's continued growth, driven by the expansion of its recurring revenue base and the industry's increasing adoption of its fourth-generation autonomous technologies.

$AITX

Announces FY 2025 Financial Results

Nearly 300% Revenue Growth YoY

Financial Highlights

Throughout the year, AITX completed the transition to its fourth-generation platform across all core product lines. The Gen 4 platform has enhanced the Company's offerings with improved AI performance, streamlined production processes, and hardware optimizations that reduce deployment complexity and cost. These advancements position AITX to fulfill growing demand while improving margins and accelerating time to revenue.

"Early last fiscal year I announced a forecast of AITX revenues between $5.5 million and $6.5 million, and I'm pleased that we landed towards the higher end of our forecast," said Steve Reinharz, CEO and CTO of AITX and its subsidiaries. "We are looking for fiscal 2026 to finish with revenues in the $12 million to $18 million range, as well as produce several months of positive operational cash flow. Our existing product set itself is on track to achieve the bulk of that revenue with the new solutions including award-winning SARA poised to push revenues into the forecasted range."

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD-I technologies, AI-based analytics and software platforms are developed in-house.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. The preliminary year-end 2025 results are unaudited and subject to change. The Company's audited financial statements will be included in its Annual Report on Form 10-K, which will provide a more complete and detailed presentation of the Company's financial results, including financial footnotes.  Further, there are no assurances that the Company will finish with revenues in the $12 million to $18 million range for its 2026-year end revenue forecast. The 2026-year end forecasts are not guarantees of future performance and readers of this press release should not place undue reliance on them.  Further, the 2026-year end forecasts are based on management's current expectations and are subject to significant risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, economic conditions, competition, and changes in consumer demand. No information in this publication should be interpreted as any indication whatsoever of the Company's future results of operations or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/